Exhibit 99.1

August 17, 2007

Ms. Audrey Jakubowski

2010 Bennett Point Rd.

Queenstown, MD  21658

Dear Audrey:

This letter will provide you with important information related to your departure from SuperGen, Inc. (the “Company”). You’ve requested, and the Company has agreed, that you will be eligible to receive certain severance benefits as described in this letter agreement, upon signing a general release of claims.

We’ve jointly agreed that your last day of employment will be August 17, 2007 (your “Separation Date”).  Based on your discussions with Jim Manuso, you will be eligible to receive the following severance benefits:

Severance Benefits

If you sign a general release of all claims, you will receive severance benefits consisting of:

•                  A Cash Severance Benefit equal to 9 months (39 weeks) of base salary computed on your current base salary ($5,088.81 x 39 = $198,464). You have the option of receiving a lump sum or salary continuation.

•                  A Cash Severance Benefit equal to 2 weeks for each year of employment (2 x 9 years x $5,088.81 = $91,599).  The option you choose above (lump sum vs. continuation) for payment will apply to this.

•                  The option of either 1) a single lump-sum cash payment in lieu of Company paid COBRA for 9 months ($1,639.68 x 9) – ($188.24 co-insurance x 9) = $13,063 or 2) 9 months of Company paid COBRA less 9 months of co-insurance, the latter of which would be deducted from the severance payout option chosen above.

•                  A single lump-sum cash payment of $12,000 in lieu of outplacement services.

You must comply with all of the terms and conditions described in the Severance Plan to qualify for any severance benefits.  Specifically, you will need to sign and return the appropriate general release of claims to the Company, attached to the Severance Plan, within the time period specified in the Severance Plan, and return all Company property.  Please carefully review the Severance Plan, a copy of which is enclosed.

Final Pay and Employee Benefits

You will receive your final pay checks, via direct deposit as requested, on August 20, 2007. These pay checks will include your accrued salary through the termination date, payment for your accrued but unused vacation pay through the termination date, payment of 2007 unused floating holidays, and reimbursement of any ESPP deferrals.

If you are a participant in the Company’s 401(k) Plan, and have a vested account balance greater than $5,000, you may choose to leave the funds you have contributed through August 17, 2007 in the Plan, but you cannot make additional contributions.  If your vested account balance is less than $5,000, you will have 30 days to elect to receive your distribution from the Plan in either a single lump sum or a direct rollover.  If you don’t proactively elect one of these options, your benefits will be paid directly to you in a single lump sum payment, less a 20% penalty, which SuperGen is required to withhold and will send it to the IRS as income tax withholding to be credited against your taxes.  Information regarding outstanding loans is contained in the Benefits Statement document.

You received stock option grants while employed by the Company.  Pursuant to the terms of the Company’s stock option plan (the “Plan”) and your grant agreement(s), any vesting of your option grant shares ceases effective as of your Separation Date.  You will be entitled to exercise your vested option shares, if any, pursuant to the terms and conditions of the Plan and your option agreement(s).

Your health care coverage will terminate on August 31, 2007.  You are entitled to continue health and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Your COBRA forms will be mailed to your home address directly from Pre-Tax Administrators.

A certificate of prior health coverage (Certificate of Group Health Plan Coverage (HIPAA) for you and your covered dependents will be furnished to you by our health insurance carrier.  You may need this certificate if you become eligible under a group health plan that excludes coverage for certain medical conditions that you have before you enroll.  If you buy health insurance other than through an employer group health plan, a certificate of prior coverage may also help you obtain coverage without a pre-existing condition exclusion.

Protection under SuperGen’s Short and Long Term Disability Plan as well as life insurance ends on the date of your termination.

You are reminded of your obligations under your Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”). These obligations continue after the termination of your employment.  A copy of your Proprietary Information Agreement is enclosed for your reference.  As set forth in your Proprietary Information Agreement, for a period of one year after your employment ends, you must not induce any employee of the Company to leave the employ of the Company.

It is extremely important that you review all of your computer files and documents in your possession to ensure that you have no information, materials or documents that concern the Company’s business.  You should also carefully review your home computer, if you have one, and all files that you keep at your home or elsewhere to identify any and all materials that contain any confidential or proprietary information of the Company.  All such materials or property, including telecommunications equipment, in your possession must be returned to the Company immediately.

Other Enclosed Documents

In addition to the various documents described above, the following documents related to your employment transition also are enclosed:

•              A Personnel Change of Status Notice;

•                                          “What You Should Know About Unemployment Insurance in Maryland,” the Maryland Division of Unemployment Insurance pamphlet for the Unemployed.

If you have any questions or concerns regarding these documents, your severance benefits or the Severance Plan, please contact me.

Please acknowledge your receipt and acceptance of the terms of this letter agreement and the described enclosures by signing in the space provided below.

We want to thank you for your years of dedicated service and we wish you success and good health.

Best regards,

Nancy Worrell

Executive Director, Human Resources

Enclosures

Acknowledged and Accepted:

Audrey Jakubowski

Date